Exhibit 10.34

Restoration Robotics, Inc.

128 Baytech Way

San Jose, CA 95134

408-883-6888

August 4, 2016

Lisa Edone

Dear Lisa,

As we discussed, your employment with Restoration Robotics, Inc. (“Restoration Robotics” or the “Company”) has been terminated effective August 3, 2016 (“Separation Date”). I am writing to confirm the terms of your separation from employment with the Company. This letter, upon your signature, will constitute the entire and final agreement between you and the Company concerning the terms of your separation from employment and offers you severance pay in exchange for a release of claims (the “Agreement”). The Effective Date of this Agreement will be eight (8) days after you sign it, as explained below.

1.    Payment of Final Wages and Expenses; COBRA Rights: We will provide you with your final paycheck on the Separation Date which includes all earned wages and any accrued but unused vacation through August 3, 2016. Your eligibility for participation in the Restoration Robotics health benefit plan shall cease on the last day of August, 2016, subject to your right to continue health insurance under COBRA. If you timely elect continued coverage under COBRA, the Company will pay directly to its COBRA provider the COBRA premiums necessary to continue your coverage (and coverage for your eligible dependents, if currently elected) for a period of four months, and thereafter, you will be able to further continue COBRA coverage, if elected, at your own expense. You will receive a COBRA election form and a notice, under separate cover, that explain your rights under COBRA in more detail. You will be reimbursed for all outstanding properly documented business expenses incurred through the Separation Date, if any, according to the usual Company procedures. Please insure that you submit your final documented expense reimbursement statement before August 30, 2016.

2.    Termination of Participation in Benefit Plans: Except as otherwise expressly provided in this Agreement, your participation in all employee benefit plans of Restoration Robotics will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off or to accrue bonuses after the Separation Date. Your rights and obligations with respect to any stock options granted to you by Restoration Robotics which had vested as of the Separation Date shall continue to be governed by the terms and conditions of Restoration Robotics 2005 Stock Option Plan and the Stock Option Agreement (collectively, the “Stock Agreements”) and any agreements or other requirements applicable to those options. You acknowledge and agree that, as of the Separation Date, you will have vested in three hundred sixty thousand four hundred fifteen (360,415) options and no more. All stock options which are unvested as of the Separation Date have been cancelled as of that date.

3.    Wage and Vacation Acknowledgment: Other than the Separation Pay (described in Section 4 below), you agree that, as of the Separation Date, you have been paid all wages, including salary, bonuses of any sort, and/or commissions, and accrued, unused vacation that you earned during your employment with the Company and that, except as expressly provided under this Agreement, no further compensation is owed to you, including equity compensation.

4.    Additional Consideration from the Company: Separate from the payment referenced in Section 1 above, if you choose to sign this Agreement, and subject to your meeting in full your obligations under it and under the agreement between you and the Company captioned Confidential Information And Invention Assignment Agreement which you signed on April 25, 2013 (“CIIAA”), Restoration Robotics will provide you, in exchange for your release of claims in Section 6 below (executed within the time frame set forth in Section 14 and not revoking that release), the equivalent of 4 months of your current base salary for a total lump sum payment of $80,096.00 (“Separation Pay”). Such amount will be reduced by any tax or other amounts required to be withheld by Restoration Robotics under applicable law and all other deductions authorized by you.

5.    Return of Company Property: You hereby confirm that you will return or have returned, as of the Separation Date or promptly thereafter, all Company property of any type whatsoever that has been in your possession or control.

6.    Release of Claims:

6.1.    General Release: You agree on behalf of yourself and your heirs, family members, executors, agents and assigns, to release, extinguish and waive all claims or rights you may have against Restoration Robotics and its past, present and future officers, directors, managers, members, agents, insurers, employees, investors, shareholders, attorneys, administrators, affiliates, divisions, benefit plans, plan administrators, subsidiaries, successors and assigns (collectively, the “Released Parties”), for loss or injury of any kind based on any matter, cause fact, thing act or omission whatsoever occurring prior to the date you sign below, including but not limited to those which in any way relate to or arise out of your employment, termination of employment or lack of employment with Restoration Robotics; which relate to or arise from your right to purchase, or actual purchase of, shares of stock of Restoration Robotics, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law; or which arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the California Fair Employment and Housing Act; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; or any other applicable local, state or federal law. However, this release is not intended to release or bar any claims that cannot be released as a matter of law, such as any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), as set forth in this Agreement, claims for workers’ compensation benefits, claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”) or any statutory right to be indemnified for necessary expenditures or losses incurred in the discharge of your duties under California Labor Code Section 2802.

6.2.    ADEA Release: This Agreement is intended to satisfy the requirements of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). You hereby acknowledge that you are waiving and releasing any rights you have or may have under the ADEA and that this waiver and release is knowing and voluntary. You acknowledge that the Separation Pay is consideration in addition to anything to which you were already entitled. You agree further that you are advised by this Agreement, as required by the OWBPA, that (a) this waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) you have the right and are advised to consult with an attorney prior to signing this Agreement, (c) you may have at least forty-five (45) days to consider this Agreement (although you may by your own choice sign the Agreement earlier), (d) you have seven (7) days following your signing of the Agreement to revoke the Agreement, and (e) this Agreement shall not be effective until the revocation period has expired, therefore making the agreement effective on the eighth (8th) day after this Agreement is signed (and not revoked) by you (the “Effective Date”). In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

6.3.    Information Disclosure: You acknowledge that you are being provided with a notice, as required by OWBPA, that contains information about the group of individuals covered in this Reduction in Force by the Company, any eligibility factors for participation, any time limits applicable, and the job titles and ages of all individuals eligible or selected to participate, and the ages of all individuals in the same job classification who are not eligible or selected to participate. (See Attachment 1.)

6.4.    Section 1542: This Agreement extinguishes not only all claims and charges which you may have made, but also all those you could raise or could have raised against the Released Parties anywhere whether known to you or not. In signing this Agreement, you expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

7.    No Pursuit of Released Matters: You agree neither to file nor to encourage or knowingly permit another to file any claim, charge, grievance, complaint or action for any sort of monetary damages against the Released Parties concerning any matter referred to in this Agreement, except as otherwise provided by law. If you have previously filed any such claim, you agree to take all reasonable steps to cause it to be promptly dismissed or withdrawn with prejudice.

8.    Confidentiality of Agreement: You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except (i) to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others or (ii) as required by order of a court of competent jurisdiction or to the extent necessary to comply with required reporting of this Agreement to governmental administrative, regulatory or taxing authorities or (iii) as otherwise required by law.

9.    Nondisparagement: You agree that you will not directly or indirectly make, or cause to be made, any written or oral statement or other form of communication that is derogatory or disparaging to Restoration Robotics or its officers, directors, stockholders or employees, or in any way impede or interfere with the professional relationships of the Company. You shall direct any inquiries by potential future employers to Restoration Robotics’ human resources department, which shall use its best efforts to provide only your last position and dates of employment.

10.    No Admission of Liability: This Agreement and any action taken by the Company or you, either previously or in connection with this Agreement, is not and shall not be construed to be an admission or evidence of any wrongdoing or liability on the part of either party.

11.    Entire Agreement: This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, except for the CIIAA and Stock Agreements, which remain in full force and effect.

12.    Modification: It is expressly agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by an authorized representative of the Company and you.

13.    Miscellaneous: This Agreement shall be construed and governed by the laws of the State of California, and you and the Company agree that in the event of any litigation involving this Agreement, such litigation shall take place in either the state or federal courts located in Santa Clara County, California and you submit to the jurisdiction of those courts. The prevailing party in any dispute shall be awarded reasonable attorneys’ fees and costs, unless otherwise prohibited by law. You and the Company agree that if, for any reason, any provisions of this Agreement are determined by a court to be unenforceable, the remaining provisions shall remain fully enforceable.

14.    Review of Separation Agreement: You understand that you may take up to forty-five (45) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand that you may revoke this Agreement in writing by delivering your revocation, for receipt by the Company (attn.: Debby Mueller), within seven (7) days of your signing this Agreement, that the Effective Date of this Agreement is the eighth (8th) day after you sign without revoking, and that your Severance Pay as set forth above under “Additional Consideration from the Company” in Section 4 will not be provided until after the Effective Date. You understand and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day period. Please review the Agreement, and let me know if you have any questions.

15.    Accepting the Agreement: To accept the Agreement, please date and sign this letter below by the date 45 days from the day it is provided to you, and return it to Debby Mueller at the Company within that 45-day period. If you do not sign and return the document to the Company by then, the Agreement will expire and will be automatically withdrawn without any further action on the part of the Company.

We wish you all the best in your future endeavors.

Sincerely,
RESTORATION ROBOTICS, INC.

/s/ Ryan Rhodes
Ryan Rhodes, Chief Executive Officer

I agree to the above.

/s/ Lisa Edone	8/16/16
Lisa Edone	Date